No. 01086

SHARES

common shares without par value of

NIREK RESOURCES INC.

Corporation by such registered holder or by attorney duly authorized upon surrender

SPECIMEN

For Value Received, ______________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL INSURANCE NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

______________ Shares

of the capital stock represented by the within certificate, and do hereby irrevocably constitute and appoint

______________ Attorney,

to transfer the said common shares on the Books of the within-named Corporation, with full power of substitution in the premises.

Dated ______________

In the presence of

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.